For period ending   April 30, 2007    Exhibit 77C

File number 811-07540

Global High Income Fund Inc.

 At the annual meeting of shareholders held on February 15, 2007 the Fund's shareholders elected board members.  Pursuant to Instruction 2 of Sub-Item 77C of Form N-
SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.

Global High Income Fund Inc.